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Exhibit 21.1

                        Subsidiaries of the Registrant

                                                   Jurisdiction
                                                        of            Percentage
              Name                                 Organization       Ownership
     ----------------------                        ------------       ----------
A.C.E. Insurance Company, Ltd.                       Bermuda             100%

  Corporate Officers & Directors Assurance Ltd.      Bermuda             100

  ACE UK Limited                                  United Kingdom         100

    ACE Capital Limited                           United Kingdom         100

    Methuen Group Limited                         United Kingdom         100

      Methuen Holdings Limited                    United Kingdom         100

        Methuen Underwriting Ltd.                 United Kingdom         100

    Oakham Worldwide Holdings PLC                 United Kingdom         100

      ACE London Aviation Limited                 United Kingdom         100

      ACE London Underwriting Limited             United Kingdom         100

      ACE London Ltd.                             United Kingdom         100

  ACE Insurance Company Europe Limited               Ireland             100

  Oasis Real Estate Co. Ltd.                         Bermuda             100

    Scarborough Property Holdings, Ltd.              Bermuda              40

Tempest Reinsurance Company Limited                  Bermuda             100

ACE Insurance Management Ltd.                        Bermuda             100

ACE Services Ltd.                                    Cayman Islands      100

Tripar Partnership                                   Bermuda             100